Exhibit 10.147
CAPITAL ONE, N.A.
RESTATED MASTER PROMISSORY NOTE

BORROWER:	JEAN PHILIPPE FRAGRANCES, LLC
INTER PARFUMS USA, LLC
NICKEL USA, INC.

PRINCIPAL:	$15,000,000.00	DATE: as of February 1, 2011

PROMISE TO PAY: The undersigned, jointly and severally if more than one signer, does hereby promise to pay to the order of Capital One, N.A. (the "Bank") at its offices at 275 Broad Hollow Rd., Melville, New York, or at any of its branches, the sum of FIFTEEN MILLION AND 00/100 ($15,000,000.00) DOLLARS (the “Note”), or, if less, the aggregate unpaid principal balance of all Advances (as hereinafter defined) plus interest on the outstanding principal balance at a rate of two percent (2.0%) in excess of LIBOR (as hereinafter defined) or the Bank’s Prime Rate minus .50% (as hereinafter defined) on January 2, 2012, (the “Maturity Date”) when all outstanding principal, interest and/or related charges due to the Bank shall be due and payable.

The maximum amount which may be outstanding under the line is $15,000,000.00 (which amount shall include the aggregate face amount of letters of credit issued under the line), with a sublimit of $5,000,000.00 for commercial letters of credit and $500,000.00 for stand-by letters of credit. Under the line, the Borrower may request direct advances or the issuance of letters of credit for its account.

RATE: For purposes of this Note, LIBOR shall be deemed to mean the London Interbank Offered Rate. “Effective LIBOR Rate” shall be deemed to mean the LIBOR rate for the Interest Rate Period, to be chosen by the Borrower, published two (2) business days preceding the Borrower’s election to Advance, provided that in no event shall such period exceed the number of days remaining until the maturity of the Note. The “Interest Rate Period” shall be deemed to mean, with respect to each Advance made to the Borrower under this Note, the period of either one, two or three months to be chosen by the Borrower for establishing the Effective LIBOR Rate.

Advances shall be deemed to mean all advances made, at the sole discretion of the Bank, to the Borrower. Borrower shall request such advances on the form attached hereto as Exhibit A, and shall state, among other things, the interest rate option and the duration of the Interest Period Interest Period applicable thereto (one, two or three months), if applicable. The Borrower shall notify the Bank, at least two (2) business days prior to the advancement of any funds at LIBOR (“Libor Advance”), of (i) the amount it wishes to borrow and (ii) the Interest Rate Period it has elected with respect to such borrowing. An advance at the Bank’s Prime Rate (“Prime Advance”) shall not require advance notice.

Exhibit 10.147
If any Interest Rate Period ends on a day, which is not a Business Day, the Interest Rate Period shall be extended to the next succeeding Business Day.

The Borrower shall notify the Bank at least two (2) business days prior to the expiration of an Interest Rate Period as to its election of a new Interest Rate Period to be used to calculate the interest rate to be applied to the outstanding balance of the applicable advance for the subsequent Interest Rate Period which may not extend beyond the Maturity Date. If the Borrower fails to give, the Bank the notice as specified above for the renewal of an Interest Rate Period, such Interest Rate Period shall be renewed for the same Interest Rate Period provided such Interest Rate Period does not extend beyond the Maturity Date. If such Interest Rate Period would extend beyond the Maturity Date, then the interest rate for such Interest Rate Period, shall on the last day of the Interest Rate Period for such Interest Rate Period, be changed to an interest rate equal to the Prime Rate.

Prime Rate means the rate of interest adopted from time to time by the Bank as its official Prime Rate. The Prime Rate may not be tied to any external rate of interest or index and does not necessarily reflect the lowest rate of interest actually charged at any given time by the Bank to any particular class or category of customers. Any change in the Prime rate shall be effective immediately when adopted by the Bank without notice to Borrower.

PAYMENT: Interest shall be payable monthly on the outstanding principal balance on the first day of each month after each Prime Advance and for each LIBOR Advance, at the end of each Interest Rate Period.

All payments shall be made by automatic debit from an account maintained at the Bank (Account #7047144153) in which borrower shall maintain balances sufficient to pay the monthly payments. Such debit will occur on each monthly payment due date, as specified above. If a monthly payment due date falls on a Saturday, Sunday or holiday, the next business day will become the monthly payment due date.

Payments shall be applied first to interest on unpaid principal balances to the monthly payment due date or the date payment is received by the Bank, whichever is later, and then to reduction of principal. Interest shall be calculated on a 360-day year and actual number of days elapsed.

BANKING RELATIONSHIP: Borrower agrees to utilize the Bank as its primary depository bank during the term of the Note.

Exhibit 10.147
GRID NOTE: The Borrower may borrow, repay in whole or in part, and reborrow on a revolving basis amounts up to $15,000,000.00. Advances under this Note may be requested electronically or in writing by the Borrower or by an authorized person. Borrower agrees to be liable for all sums either: A) advanced in accordance with the instructions of an authorized person or B) credited to any of Borrower’s deposit accounts with the Bank. However, the Bank reserves the right to make or decline any request for an advance in its sole discretion and may condition the availability of an Advance upon, among other things, the maintenance of a satisfactory financial condition. Borrower authorizes the Bank to keep a record of the amounts and dates of all Advances and repayments hereunder, which record shall, in the absence of manifest error, be conclusive as to the outstanding principal amount due hereunder; provided, however, that the failure to record any Advance or repayment shall not limit or otherwise affect the obligation of Borrower under this Note.

PREPAYMENT: Prepayments of Advances bearing the Prime Rate are permitted at any time without premium or penalty. Prepayments of Advances bearing the LIBOR rate may be made at any time; provided, however, that the Borrower shall indemnify, defend and hold the Bank harmless against any Lost Interest Income (as hereinafter defined). “Lost Interest Income” shall be deemed to equal the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Advance at the Effective LIBOR Rate, for the period from the date of such prepayment to the last day of the Interest Rate Period (the “Prepayment Period”), less (ii) the amount of interest that would accrue on such Advance for the Prepayment Period at the interest rate which the Bank would be offered were it to be offered, at the commencement of the Prepayment Period, on a deposit of a comparable amount and period in the London Interbank market. A certificate from the Bank delivered to the Borrower setting forth the Lost Interest Income that the Bank is entitled to receive shall be conclusive absent manifest error.

DEFAULT INTEREST RATE: The unpaid principal sum due under this Note shall bear interest at a rate equal to five (5%) per centum above the Rate set forth above on and after the occurrence of any event of default and until the entire principal sum hereof has been fully paid, both before and after the entry of any judgment with respect to such event, but in no event shall the rate either before or after the occurrence of an event of default exceed the highest rate of interest, if any, permitted under applicable New York or Federal Law.

SECURITY: A security interest in and assignment and pledge of all monies, deposits, or other sums now or hereafter held by the bank on deposit, in safekeeping, transit or otherwise, at any time credited by or due from Bank to the undersigned, or in which the undersigned shall have an interest.

RIGHT OF OFFSET: If any payment is not made on time, or if the entire balance becomes due and payable and is not paid, all or part of the amount due may be offset out of any account or other property, which the undersigned has at the Bank or any affiliate of the Bank without prior notice or demand. This provision is in addition to and not in limitation of any right or common law or by statute.

LATE CHARGES: Undersigned will pay a charge of 4% of the amount of any payment which is not made within 10 days of when due.

Exhibit 10.147
FINANCIAL REPORTING: Upon the request of the Bank, the Borrower shall furnish information to the Bank, which may include but shall not be limited to audited annual financial statements of the Corporate Guarantor as hereinafter defined, on a consolidated basis, along with the internally prepared financial statements of the Borrower, and the signed copies of all the
Borrower’s federal tax returns.

FINANCIAL COVENANTS: The Borrower and or Guarantor (the "Parties") hereby agree that as long as the commitment remains in effect, the promissory note together with accrued interest thereon remains unpaid, and any other amounts, including but not limited to late charges and fees, are due and owing to the Bank, the Parties shall maintain at all times, the following financial covenants measured in accordance with generally accepted accounting principles ("GAAP") consistently applied:

The Borrower shall maintain a minimum Effective Tangible Net Worth (ETNW) of $22,500,000.00, defined as the sum of common stock (net of treasury stock), non-convertible preferred stock, paid-in-capital; retained earnings and indebtedness subordinated to the bank, less intangibles, stock subscription receivable and shareholder loans.

Inter Parfums, Inc. (the “Corporate Guarantor”) must earn a minimum net income each fiscal year end of no less than $1.00, defined as the positive sum resulting from total net revenues and other items of income, minus cost of goods sold, operating expenses, interest expense, taxes, unusual and nonrecurring items and charges, prior period adjustments.

DEFAULT: The Bank may declare the entire unpaid balance of the Note due and payable on the happening of any of the following events:

(a) Failure to pay any amount required by this Note when due, or any other obligation owed to the Bank by the undersigned, or, if applicable, failure to have sufficient funds in its account for loan payments to be debited on the due date;
(b) Failure to perform, keep, or abide by any term, covenant or condition contained in this Note or any other document given to the Bank in connection with this loan;
(c) The filing of a bankruptcy proceeding, assignment for the benefit of creditors, issuance of a judgment execution, garnishment, or levy against, or the appointment of a representative of any kind for the commencement of any proceeding for relief from indebtedness by or against the undersigned or any Guarantor;
(d) The happening of any event which, in the judgment of the Bank, adversely affects in a material manner, Borrower's ability to repay or the value of any collateral;
(e) If any written representation or statement made to the Bank by Borrower is untrue in any material respect;
(f) If any written representation or warranty made to the Bank by Borrower is breached in any material respect;
(g) The occurrence of a default under any document or instrument given to the Bank in connection with the loan;
(h) Dissolution or a change in composition of a partnership borrower; dissolution, merger, or consolidation of a corporate borrower;

Exhibit 10.147
(i) Failure to provide any financial information on request or permit an examination of books and records.

Notwithstanding the foregoing, the balance of this Note shall become immediately due and payable upon the occurrence of any of the events set forth in (c) above, and, if this is a demand note, the Bank may declare the balance of this Note due at any time.

ATTORNEYS FEES: In the event the Bank retains counsel with respect to enforcement of this Note or any other document or instrument given to the Bank, the undersigned agrees to pay the Bank's reasonable attorneys fees (whether or not an action is commenced and whether or not in the court of original jurisdiction, appellate court, bankruptcy court, or otherwise).

MISCELLANEOUS: Delay or failure of the Bank to exercise any of its rights under this Note shall not be deemed a waiver thereof. No waiver of any condition or requirement shall operate as a waiver of any other or subsequent condition or requirement. The Bank or any other holder of this Note does not have to present it before requiring payment. The undersigned waives trial by jury with respect to any action arising out of or relating to this Note. This Note may not be modified or terminated orally. This Note shall be governed by the laws of the State of New York without regard to its conflicts of laws rules. The undersigned irrevocably consents to the jurisdiction and venue of the New York State Supreme Court, New York County in any action concerning this note. The Bank may accept partial payments marked "in full" without waiving any of its rights hereunder. Any payments made after maturity or acceleration will not reinstate the Note. This Note is binding upon the undersigned, its heirs, successors and assigns.

RESTATED NOTE: This Note restates and supersedes the Restated Master Promissory Note dated as of November 1, 2010, in the amount of $15,000,000.00, as signed by the Borrower.

IN WITNESS WHEREOF, the undersigned has signed this note on the 25th day of  February, 2011.

JEAN PHILIPPE FRAGRANCES, LLC

BY: /s/ Russell Greenberg, Executive Vice President

INTER PARFUMS USA, LLC

BY: /s/ Russell Greenberg, Executive Vice President

NICKEL USA, INC.

BY: /s/ Russell Greenberg, Executive Vice President